Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Butler Manufacturing Company:

We consent to the incorporation by reference in the Registration Statements (No. 333-86724, 333-14464, 2-63830, 2-55753, 333-02285, 333-02557, and 333-52338) on Form S-8 of Butler Manufacturing Company of our reports dated February 15, 2004, with respect to the consolidated balance sheets of Butler Manufacturing Company as of December 31, 2003 and 2002, and the related consolidated statements of earnings and retained earnings, comprehensive income, and cash flows for the years then ended which reports appear in the December 31, 2003 annual report on Form 10-K of Butler Manufacturing Company.

Our report dated February 15, 2004, contains an explanatory paragraph that states that the Company has incurred net losses in 2003 and 2002, and is not in compliance with certain covenants of the Company’s loan agreements at December 31, 2003, which raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

KPMG LLP

Kansas City, Missouri,
March 10, 2004